Exhibit 99.1

PULSE BIOSCIENCES, INC. ANNOUNCES PLANNED REDEMPTION OF WARRANTS

HAYWARD, Calif.--(BUSINESS WIRE)—May 10, 2023—Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel and proprietary nanosecond pulsed field ablation (nsPFA™) technology for the treatment of atrial fibrillation, today announced that it intends to deliver an irrevocable notice of redemption, on or about May 15, 2023, to redeem all of the common stock warrants that were issued as part of its June 9, 2022 rights offering which are still outstanding as of June 16, 2023 (the “Redemption Date”). These outstanding common stock warrants (the “Warrants”), which were issued pursuant to the Company’s Registration Statement on Form S-3, as amended (File No. 333-246346), may be exercised by the holders thereof until 6:30 p.m., Eastern time, on the Redemption Date, at the exercise price of $2.05 per share of Company common stock, $0.001 par value per share (the “Common Stock”). Any Warrants not exercised before 6:30 p.m., Eastern time, on June 16, 2023, will be redeemed by the Company for $0.01 per Warrant (the “Redemption Price”).

Under the terms of the Warrants, the Company has the right to redeem all of the outstanding Warrants if the VWAP (as defined in the Warrants) exceeds $4.10 per share for twenty (20) consecutive trading days at least three months after the date that the Warrants were issued. This requirement was met for each of the twenty consecutive trading days preceding May 9, 2023. Over this period, the Company had an average last reported sale price of $6.77.

Any Warrants that remain unexercised at 6:30 p.m., Eastern time, on the Redemption Date, will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price of $0.01 per Warrant.

The Company received aggregate gross proceeds of $15 million from its rights offering, which was completed in June 2022, and the Company will receive an additional $15 million of gross proceeds, if all the Warrants are exercised prior to the Redemption Date.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise or refrain from exercising any Warrants.

A registration statement, as amended, relating to the rights offering was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on August 21, 2020. A prospectus relating to the offering was filed with the SEC on May 4, 2022 and supplemented on May 19, 2022 and is available on the SEC’s website.

The Company will post a copy of the notice of redemption being sent to the holders of the Warrants on its investor relations website at investors.pulsebiosciences.com.

Questions concerning redemption and exercise of the Warrants can be directed to Broadridge Corporate Issuer Solutions, LLC, Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, telephone number (877) 830-4936.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary Nanosecond Pulsed Field Ablation (nsPFA) technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nsPFA technology for use in the treatment of atrial fibrillation as well as a select few other opportunities currently served by alternative established ablation procedures. Visit pulsebiosciences.com to learn more.

Pulse Biosciences, CellFX, Nano-pulse Stimulation, NPS, nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s planned redemption of outstanding warrants, statements concerning its expected product development efforts, statements about its Nanosecond Pulsed Field Ablation (nsPFA) technology to non-thermally clear cells while sparing adjacent noncellular tissue, as well as statements concerning customer adoption and future use of the CellFX System to address a range of conditions such as atrial fibrillation. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contacts:

Pulse Biosciences

Kevin Danahy, CEO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com